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                                                                    EXHIBIT 10.9

                          NATIONAL AUTO CREDIT, INC.
                                  LETTERHEAD


April 5, 2000

James J. Cotter, Chairman
Reading Entertainment, Inc.
One Penn Square West
30 South Fifteenth Street, Suite 1300
Philadelphia, PA 19103-4831

     Re:  Acquisition of Domestic Cinema Assets

Dear Mr. Cotter:

As we have discussed, National Auto Credit, Inc. ("National") is interested in entering into the motion picture exhibition business in the United States through it wholly-owned subsidiary National Cinemas, Inc. ("National Cinemas"). National and National Cinemas have entered into an agreement (the "Angelika Agreement") with Reading Entertainment, Inc. ("RDG" and collectively with its consolidated subsidiaries, "Reading") to acquire a 50% membership interest in Angelika Film Centers, LLC ("AFC"). The purpose of this letter is to set out the terms under which Reading has agreed to grant to National an option to acquire the remainder of Reading's domestic cinema assets.

A.   The Option Fee: Promptly following the execution and delivery of this
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letter agreement, National will transfer to Reading the sum of $500,000, in consideration of the rights granted by Reading to National pursuant to this letter agreement.

B.   The Assets Covered: In consideration of the payment of this fee, National
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will have the option, as described hereinbelow, to acquire the following assets:

     1.   The City Cinemas Rights: These are the rights held by Reading under
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that certain Agreement in Principle between RDG, James J. Cotter and Michael
Forman dated December 2, 1998, a copy of which is appended as Appendix A to this letter (the "City Cinemas Agreement"), other than the right to acquire the 1/6th interest in AFC and the right to acquire by merger Off Broadway, Inc. described in that Agreement in Principle. The purchase price of this asset will be an amount equal to Reading's transaction costs with respect to such transaction (including reimbursement of the $1 million deposit previously made by Reading and which counts as a credit against the option fee specified in the City Cinemas Agreement).

     2.   The Domestic Cinema Assets: These include the following cinema assets:
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          a)   The remaining interest held by Reading in AFC (including the interest being acquired pursuant to the City Cinemas Agreement);
          b)   The Angelika Film Center Houston (Houston, Texas);
          c)   The Reading Mansville 12 (Mansville, New Jersey);
          d)   The St. Anthony Main (Minneapolis, Minnesota);
          e)   The Tower Cinema (Sacramento, California)
          f)   The Angelika Film Center Buffalo (Buffalo, New York); and
          g)   The Angelika Film Center Dallas (under development in Dallas,
               Texas).

          Provided, that Reading is currently in negotiations with respect to the Angelika Film Center Buffalo, and may terminate its rights and obligations with respect to such cinema complex if it is not satisfied with the results of such negotiation.

          The purchase price of the Domestic Cinema Assets will be as follows:

          a) With respect to the remaining interest in AFC, the million; amount of $13.5
          b) With respect to the cinemas at Houston, Mansville, Minneapolis, Sacramento and Buffalo, the lesser of Reading's historic cost basis in such assets and the fair market value of such cinemas (such fair market value to be determined, in the event of dispute between the parties, by binding arbitration under the rules of the American Arbitration Association); and
          c) With respect to the cinema under development in Dallas, Reading's cost basis in such asset.

C.   Exercise Option: National will have a period of sixty (60) days, through
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and including June 5, 2000 in which to determine whether or not it wishes to proceed with the acquisition of the City Cinema Rights and the Domestic Cinema Assets. National shall have the right to extend the sixty (60) day period provided in the immediately preceding sentence for up to two (2) additional periods of thirty (30) days, by written notice to Reading given on or before the expiration of such sixty (60) day period (or extension thereof) accompanied by payment to Reading of $100,000 in immediately available funds for each such thirty (30) day extension. If National determines that it wishes to exercise the option, it will give written notice of that election to Reading within this period. Thereafter, National and Reading will cooperate and work in good faith to complete the definitive documentation necessary to complete the transaction, with an intention to close such transactions within sixty (60) days of the date of such election. Closing shall be subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act.

D.   Citadel Offer: In the event that National elects to exercise the Option
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that is the subject of this letter agreement, National will offer to Citadel
Holding Corporation ("Citadel") the right to form a joint venture with National or National Cinemas (as the case may be) to acquire the City Cinemas Rights and the Domestic Cinema Assets. The joint venture would be structured as a

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Delaware limited liability company, and would be generally on the terms set out in Appendix B to this letter. Citadel will have until the later of (i) thirty
(30) days following the date on which National offers Citadel such right and
(ii) two (2) business days following the date on which National notifies Citadel (by coy of its notice to Reading) whether it elects to exercise the option granted to National by RDG and FA, Inc. by letter of even date herewith to purchase the additional 1/3 Membership Interest in AFC held by FA, Inc., in which to elect in writing to accept such offer. Thereafter, if Citadel elects to accept such offer, National and Citadel will cooperate and work in good faith to complete the definitive documentation necessary to complete the transaction within the time periods specified above. If Citadel has elected to participate in the joint venture and then fails for any reason, other than default by National or National Cinemas, to close, National will be entitled, at its option, within ten (10) business days of such default, to revoke through written notice to Reading, its exercise of the option to acquire the city Cinema Rights and the Domestic Cinema Assets.

E.   Exclusivity: Reading agrees to deal exclusively with National during the
     -----------
term of this option; provided, however, that Reading will be entitled to continue its negotiations with Citadel and to enter into agreements with Citadel with respect to the City Cinema Rights and the Domestic Cinema Assets, so long as any agreements entered into with Citadel are entered into subject to the rights of National under this letter agreement. National also acknowledges and agrees that Reading may elect to dispose of its interest in the Angelika Film Center Buffalo separate from this agreement.

F.   Return of Option Fee: In the event of failure to close the acquisition of
     --------------------
the City Cinemas Rights and the Domestic Cinema Assets due to default on the part of Reading, National will be entitled to a refund of the option fee. In all other cases, such fee will be deemed fully earned by Reading upon the execution and delivery of this letter agreement by Reading.

G.   Form and Payment of the Purchase Price: The purchase price will be paid in
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full at the Closing by wire transfer of currently available funds. In the event of such a closing, the option fee will be credited to the purchase price (including any fee paid for the extension thereof).


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Should you have any questions, please feel free to contact me at (440) 349-1000.

Sincerely,

/s/ David L. Huber

David L. Huber
Chairman of the Board and
Chief Executive Officer

ACCEPTED AND AGREED
AS OF THIS 5th DAY
           ---
OF APRIL, 2000

READING ENTERTAINMENT, INC.

By:  /s/ S. Craig Tompkins
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Its: Vice Chairman
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Addendum

Reading Entertainment, Inc.



Date:  April 3, 2000

To:    David Huber

From:  S. Craig Tompkins

Re:    Revised Term Sheet


Set forth below is a term sheet for a possible acquisition by a joint venture between an affiliates of CDL and an affiliate of NAC of the RDG Domestic Cinema Business.


1. Definitions:          CDL means Citadel Holding Corporation, a publicly
                         traded Nevada company, whose shares are listed for trading on the American Stock Exchange.

                         CRG means Craig Corporation, a publicly traded Nevada company, whose shares are listed for trading on the New York Stock Exchange.

                         NAC means National Auto Credit, Inc., a Delaware company whose share are traded in the Over the Counter market.

                         RDG means Reading Entertainment, Inc., a publicly traded Nevada company, whose shares are quoted on the NASD Stock Market, and Reading means RDG together with all of its consolidated subsidiaries.


2. Formation of LLC:     CDL and NAC, through wholly owned affiliates, would
                         form 50/50 Delaware LLC, under the name City Cinemas
                         LLC (the "LLC") to engage in the business of
                         developing, owning and operating cinemas in the United
                         States. CDL and NAC would adopt a members agreement
                         having, in addition to the usual and customary
                         provisions typical for members agreement for LLC's
                         organized under the laws of Delaware, the following
                         provisions.
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                    a) Co-management:

                         The LLC would have self contained cinema management, which will report to a four member management committee. The initial president of the LLC would be Robert Smerling The LLC may look to CDL to provide certain accounting and financial consulting services, such service to be provided on a cost basis. CDL and NAC would each have two representatives to the management committee. James J. Cotter, or his designee, will serve as the Chairman of the management committee. All decisions will be by majority vote. In the event of deadlock, the Chairman will cast the deciding vote.

                    b) Rights of first refusal upon any transfer of LLC
                       Interests

                    c) Preemptive Rights with respect to any new capital

                    d) NAC Conversion Right:

                         During the period April 1 2002 to June 30 2002, NAC would have the right to convert its entire interest in the LLC into CDL Class A Non-Voting Common Stock (the "CDL Class A Stock"). The conversion price would be fixed at the time the parties enter into a binding agreement, by reference to the average closing price of CDL Class A Stock over the 28 trading days immediately preceding the announcement of the execution and delivery of definitive documentation between the parties with respect to the formation of the LLC. The value of NAC's interest in the LLC for purposes of exercising the conversion right would be the balance of its capital account from time to time.

                    e) NAC Put Right:

                         In the event that NAC does not exercise its conversion right, then during the period April 1, 2006 to June 30, 2006, NAC will have the right to put its interest in the LLC to CDL at FMV as determined by a third party appraisal process. CDL will have the right to either pay either cash or CDL Class A Stock for the LLC interest, such CDL Class A Stock to be
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                         valued at market by reference to the average closing
                         price of such securities during the 28 trading days immediately preceding the exercise of such put option.

                    f) Registration Rights:

                         Subject to usual and customary terms and limitations, NAC would have one demand and one piggy back registration right with respect to any CDL Class A Stock issued to it upon the exercise of its conversion or put rights.

                    g) CDL Board Representation:

                         So long as NAC maintains its interest in the LLC or holds equity securities representing not less than 20% of the outstanding equity of CDL, RDG and CRG will use their good faith best efforts, subject to their respective fiduciary obligations, to nominate and elect to the CDL Board two individuals nominated by NAC.

                    h)  Distributions:

                         The members would use their good faith best efforts to distribute each year (distributions to be made on a quarterly basis) an amount equal to at least a 6% return on investment to the members.

                    i)  Reports:

                         Management would be responsible to prepare and distribute timely quarterly and annual reports, prepared on an accrual basis in accordance with generally accepted accounting practices, applied on a consistent basis. These reports will be provided in sufficient time to allow incorporation of such financial information in the public reports of CDL and NAC. By not later than November 1 of each year, management will deliver to the management committee a budget for the following year.
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                      j)  Accounting and Tax Matters:

                              The accountants for the LLC will be a Big 5 accounting firm, and so long as CDL makes use of such a Big 5 accounting firm, such firm will be the firm retained by the LLC as its independent auditor. At the present time, CDL's independent auditor is Deloitte & Touch. CDL will be the tax matters partner for the LLC.


3. Capital:           CDL and NAC will each initially contribute $20 million,
                      for a total of $40 million. The LLC will seek to achieve a gearing ratio of not less than the lesser of 50% or 5 times EBITDA. Neither member will be required to guarantee any such borrowings.


4. Use of Proceeds:   The proceeds will be used for working capital, to acquire
                      the 50% interest in the Angelika Film Center LLC currently being acquired by NAC (valued for purposes of this transaction at $13.5 million) and to acquire the RDG
                      Domestic Cinema Business, currently consisting of the following assets:

                      a) Angelika Film Centers LLC. CDL would acquire from RDG and Sutton Hill and contribute to the LLC as a portion of its capital contribution all of the membership interests of Angelika Film Centers LLC, not owned by NAC (such interest to be valued for purposes of this transaction at $13.5 million).

                      b) City Cinemas Circuit: The LLC will lease from RDG, with the option to purchase at an exercise price of $48 million, all of the assets comprising the City Cinemas Circuit in Manhattan. The lease/option transaction will be on substantially the same terms as set forth in the Agreement in Principal between City Cinemas and RDG dated December 2, 1998, and would include an assumption of the obligations to fund the loans contemplated by that agreement. The LLC will reimburse RDG for its out of pocket costs in connection with the negotiation, documentation and closing of the lease/option transaction with Messrs. Cotter and Forman and their affiliates.

                      c) Reading Cinemas USA: The LLC will acquire RDG's interest in the following cinemas, which cinemas (excluding the Angelika Soho)
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                      constitute all of the cinemas owned or leased by RDG in
                      the United States:

                              The Angelika Film Center and Cafe, Houston
                              The Angelika Film Center and Cafe, Buffalo
                              The Reading Cinema, Manville
                              The St Anthony Main Theatre, Minneapolis
                              The Tower Cinema, Sacramento

                      The above cinemas will be acquired at the lesser of historic cost, an amount approximating $15 million, or fair market value. It is understood that the capital of the LLC may not be sufficient to purchase of all of the above assets. In such case, the parties will explore other alternatives, including, by way of example, the sublease of certain cinema facilities. It is to be noted that Reading is currently in the process of renegotiating its rights and obligations with respect to the Angelika Film Complex in Buffalo. If that renegotiation is not successful, Reading currently intends to exercise its rights to terminate its obligations with respect to that cinema complex.

                      d) New and Developmental Cinemas: The LLC will acquire from RDG at cost its rights with respect to the lease and development of the Angelika Film Center and Cafe, Dallas, and with respect to any other acquisitions under negotiation at the time of the formation and funding of the LLC.

                      e) Puerto Rico Management Agreement: The LLC will acquire the management agreement between RDG and Reading Cinemas of Puerto Rico, which provides for RDG to provide executive management services to that company on commercially reasonable rates.

                      f) Covenant Not to Compete: NAC, CRG, RDG, CDL and their respective subsidiary affiliate will agree not to compete with the LLC for a period of ten years, provided, however, that in the event the LLC declines to acquire or develop a cinema opportunity, it will refer that cinema opportunity to CDL and there after to RDG. If CDL or RDG elects to take advantage of such opportunity, the LLC will agree, at the election of CDL or RDG, as the case may be, to manage the cinema on competitive commercial terms. Nothing in this provision, however, will be interpreted to limit RDG's rights as the landlord under the lease referred to in Subclause b) above or to operate the

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                    cinemas subject to that lease in the event of default by the
                    LLC.

5.   Costs:         All costs related to the formation of the LLC and the
                    negotiation and documentation of the acquisition of the initial assets of the LLC will be a cost of the LLC.
                    However, the LLC will not be responsible for the individual costs of the members, including, without limitation, the cost and expenses of their separate counsel, consultants and financial advisors. Troy & Gould, of Los Angeles,.
                    California, counsel to CDL, will form the LLC, draft the membership agreement, and thereafter represent the LLC with respect to its legal affairs.